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                                                                      EXHIBIT 11

                      ANNUITY AND LIFE RE (HOLDINGS), LTD.

            STATEMENT OF COMPUTATION OF NET INCOME PER COMMON SHARE
                                   UNAUDITED
         (EXPRESSED IN UNITED STATES DOLLARS EXCEPT FOR SHARE AMOUNTS)

                                            THREE MONTHS ENDED            NINE MONTHS ENDED
                                            SEPTEMBER 30, 1998            SEPTEMBER 30, 1998
                                        --------------------------    --------------------------
                                           BASIC         DILUTED         BASIC         DILUTED
                                        -----------    -----------    -----------    -----------
Net Income:...........................  $ 6,660,116    $ 6,660,166    $10,235,177    $10,235,177
                                        -----------    -----------    -----------    -----------
Net Income available to common
  shareholders........................  $ 6,660,166    $ 6,660,166    $10,235,177    $10,235,177
                                        -----------    -----------    -----------    -----------
Number of shares:
  Weighted average shares
     outstanding......................   25,499,999     26,629,834     23,270,491     24,574,727
                                        ===========    ===========    ===========    ===========
Earnings per share:...................  $      0.26    $      0.25    $      0.44    $      0.42

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Note: Earnings per share for the nine months ended September 30, 1998 is calculated using earnings and the number of shares outstanding since April 17, 1998, the effective date of the Company's initial public offering.

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